Exhibit 99.1

ExamWorks Reports Fourth Quarter 2015 Financial Results;

Revenues of $208.5 million; Adjusted EBITDA of $35.4 million;

Announces National Account Win; and

Provides 2016 Guidance

ATLANTA, GA. February 23, 2016 – ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, record retrieval services, document management services and other related services (“IME services”) today reported financial results for the fourth quarter of 2015.

Fourth Quarter 2015

●

Revenues for the fourth quarter of 2015 were $208.5 million, an increase of $6.4 million, or 3.2%, over the year-ago quarter revenues of $202.1 million. On a constant currency basis, revenues increased 6.9% with organically generated revenues increasing 2.4% during the fourth quarter of 2015. Currency headwinds negatively impacted reported revenues this quarter by approximately $7.6 million when compared to the prior year quarter.

●

Adjusted EBITDA for the fourth quarter of 2015 was $35.4 million (17.0% of revenues), an increase of $1.9 million, or 5.7%, over the year-ago quarter adjusted EBITDA of $33.5 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income below and is not a substitute for the GAAP equivalent.

Full Year 2015

●

Revenues for the year ended December 31, 2015 were $819.6 million, an increase of $44.0 million, or 5.7%, over 2014 full year revenues of $775.6 million. Excluding the impact of acquisitions, revenues increased $10.7 million, or 1.4%, in 2015 over the prior year period. On a constant currency basis and excluding the impact of acquisitions, revenues increased 6.0% in 2015 over the prior year period. Currency headwinds negatively impacted reported revenues this year by approximately $36.5 million when compared to the prior year period.

●

Adjusted EBITDA for the year ended December 31, 2015 was $140.7 million (17.2% of revenues), an increase of $8.6 million, or 6.5%, over 2014 adjusted EBITDA of $132.1 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income below and is not a substitute for the GAAP equivalent.

 Other Highlights

●	Completed the following acquisitions in 2015 for total consideration of approximately $77 million and which generate aggregate annual revenues of approximately $63 million:

o	ReliableRS (January 2, 2015) – United States
o	Landmark/Maven (April 14, 2015) - United States
o	Karen Rucas and Associates (July 13, 2015) – Canada
o	First Choice (October 30, 2015) – United States
o	Argent Rehabilitation (November 23, 2015) – United Kingdom

●

On January 8, 2016, completed the acquisition of ABI Document Support Services (“ABI”), a document retrieval and document management services company based in California. ABI generates approximately $40 million of annual revenues.

●	On January 19, 2016, completed the acquisition of Advanced Medical Reviews (“AMR”), a provider of peer reviews based in California. AMR generates approximately $16 million of annual revenues.

●

Over the course of 2015, announced a new national account win in the United States and two in the United Kingdom. Additionally, today we are announcing another national account win in the United States, bringing the total IME national accounts in the United States to seven and the United Kingdom to six.

●	Refinanced debt in April 2015:
o	Completed a new eight-year $500 million senior unsecured note offering with an interest rate of 5.625%;
o	Extended the maturity of our senior secured revolving credit facility for five years and increased the committed availability to $300 million; and
o	Extended the maturity date of our working capital facilities in the U.K. for three years.

●

Starting in December 2015 through the date of this release, repurchased approximately 1.1 million shares of ExamWorks common stock for $29.3 million, or an average price of $26.35 per share. The Company has approximately $36 million remaining available under its current $75 million authorization.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “During 2015 and into 2016 we have acquired 7 great companies that strengthen our product offering and market share and allow us to offer new services to our clients, further positioning us as a key partner to our target market.  These acquisitions should add meaningfully to our 2016 results.  We are proud of our achievements in 2015 and thankful for our worldwide employees who made them happen once again.”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “2015 was another year of significant accomplishments for ExamWorks in which we continued to demonstrate the stability, consistency and capacity for growth of our business even in the face of challenges.  We enter 2016 better positioned than ever and confident on the company’s ability to deliver solid results well into the future.”

Financial Review

Revenues – For the three months ended December 31, 2015, revenues were $208.5 million, an increase of 3.2% over the $202.1 million of revenues generated in the fourth quarter of 2014.

For the year ended December 31, 2015, revenues were $819.6 million, an increase of 5.7% over the $775.6 million of revenues generated in the comparable period in 2014.

Below is a table presenting our reported revenues and growth rates for each of the regions we serve.

Reported Revenues
(In thousands except %)

	Three Months Ended December 31,
	2014	2015	As Reported	Constant FX (a)	Organic Constant FX (a)
United States	$121,916	$128,713	5.6%	5.6%	0.7%
United Kingdom	50,171	49,834	(0.7)%	3.6%	(2.3)%
Australia	21,248	19,695	(7.3)%	10.0%	10.0%
Canada	8,729	10,238	17.3%	37.8%	34.8%
Total	$202,064	$208,480	3.2%	6.9%	2.4%

	Year Ended December 31,
	2014	2015	As Reported	Constant FX (a)	Organic Constant FX (a)
United States	$468,419	$511,324	9.2%	9.2%	3.1%
United Kingdom	189,755	190,204	0.2%	8.0%	6.4%
Australia	84,552	80,566	(4.7)%	14.3%	11.9%
Canada	32,889	37,473	13.9%	31.9%	30.5%
Total	$775,615	$819,567	5.7%	10.4%	6.0%

(a) The constant FX columns represent growth rates excluding the effects of currency.

Costs of revenues – For the three months ended December 31, 2015, costs of revenues were $137.4 million, an increase of 5.2% over the $130.6 million in costs of revenues in the fourth quarter of 2014. The increase was primarily due to increased revenues. Costs of revenues as a percentage of revenues for the fourth quarter of 2015 were 65.9% compared to 64.6% in the prior year quarter due to changes in sales mix. Included in costs of revenues in the fourth quarter of 2014 and 2015 are approximately $421,000 and $239,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended December 31, 2015, SGA expenses were $41.3 million, a decrease of 7.2% over the $44.5 million in SGA expenses in the fourth quarter of 2014. Adjusted SGA as a percentage of revenue was 17.2% in the fourth quarter of 2015 an improvement over the 19.1% in the comparable prior year period. This improvement was due to organic growth and improved cost structures in our U.K. and ECS businesses. Adjusted SGA excludes the impact of share based compensation and acquisition-related transaction costs and other expenses that are added back to arrive at adjusted EBITDA. Included in SGA expenses in the fourth quarter of 2015 are $4.0 million in share-based compensation expenses and $1.4 million in acquisition-related transaction costs and other expenses. Included in SGA expenses in the fourth quarter of 2014 are $4.9 million in share-based compensation expenses and $1.1 million in acquisition-related transaction costs and other expenses.

Depreciation and amortization expenses (“D&A”) – For the three months ended December 31, 2015, D&A expenses were $14.1 million, a decrease of 8.4% from the $15.4 million in D&A expenses in the fourth quarter of 2014. The decrease was due to intangible assets becoming fully amortized in 2014 and 2015, offset by amortization of finite lived intangibles resulting from recent acquisitions. For the three months ended December 31, 2015, amortization expense was $12.1 million and depreciation expense was $2.0 million.

Interest and other expenses, net – For the three months ended December 31, 2015, interest and other expenses, net, were $8.0 million, a 1.2% decrease over the $8.1 million in interest and other expenses, net in the fourth quarter of 2014.

Adjusted EBITDA – For the three months ended December 31, 2015, adjusted EBITDA was $35.4 million, an increase of 5.7% over the $33.5 million of adjusted EBITDA generated in the fourth quarter of 2014.

For the year ended December 31, 2015, adjusted EBITDA was $140.7 million, an increase of 6.5% over the $132.1 million of adjusted EBITDA generated in the prior year.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income below and is not a substitute for the GAAP equivalent.

Other financial data – For the year ended December 31, 2015, we generated $50.0 million of cash flow from operations compared to $45.2 million for the prior year. We ended the quarter with $47.9 million of cash on hand and $300 million available under our senior secured revolving credit facility. Additionally, we ended the quarter with $535.2 million of total debt, consisting of $500.0 million of senior unsecured notes due April 2023 and $35.2 million outstanding under our UK discount facilities. Our total leverage to adjusted EBITDA as of the end of the fourth quarter, calculated in accordance with our senior secured credit facility, was approximately 3.4x.

Share Repurchase

The Board of Directors increased its previous share repurchase authorization, with the repurchase program authorizing the purchase of up to $75 million of outstanding shares of the Company’s common stock. Starting in December 2015 and through the date of this release, the Company repurchased approximately 1.1 million shares at an average price of $26.35 per share. The Company has approximately $36 million remaining available under its current $75 million authorization. Repurchases will be made in accordance with applicable securities laws, from time to time, in the open market, through privately negotiated transactions, or otherwise.

Business Outlook

ExamWorks is providing the following business outlook for the full year and for the first quarter of 2016 excluding any acquisitions that may be completed:

●

Our full year 2016 reported revenues are expected to increase between 14% and 16% from our 2015 reported revenues of approximately $820 million. Based on recent currency rates, our reported revenue guidance includes approximately 3%, or $26 million, of currency headwinds when compared to the prior year. Organic growth, on a constant currency basis, is expected to range between 5% and 7%.

●

Our full year 2016 adjusted EBITDA margin is expected to range between 17.2% and 18.0% of reported revenues. On a quarterly basis, our adjusted EBITDA margins as a percentage of reported revenue may fluctuate between 16.5% and 19.0%.

●

First quarter 2016 reported revenues are expected to range between $216 million and $222 million after an estimated $7.0 million unfavorable impact due to currency as compared to the prior year quarter reported revenues. This guidance implies a constant currency growth rate ranging between 14% and 17%. Organic growth, on a constant currency basis, is expected to range between 3% and 5%.

●

First quarter 2016 reported adjusted EBITDA margin is expected to range between 16.5% and 17.0% of reported revenues. This adjusted EBITDA margin reflects, among other items, the expected first quarter revenue and the seasonality of certain expenses, such as employer taxes.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, record retrieval services, document management services and other related services (“IME services”). We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other expenses. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net income, the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our increasing reliance on national account clients; our ability to secure additional financing; regulation of our industry; our information technology systems and the risk of security and data breaches; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to monitor and retain qualified physicians and other medical providers; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to comply with existing and future regulation; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 455-1227 in the U.S. or (773) 799-3336 internationally with access code 1941106. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company’s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until March 4, 2016 at midnight Eastern Time, by calling (888) 293-8936 in the U.S. or (402) 998-0528 internationally, with access code 562014.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended December 31,		For the years ended December 31,
	2014	2015	2014	2015

Revenues	$202,064	$208,480	$775,615	$819,567
Costs and expenses:
Costs of revenues	130,555	137,447	497,038	536,494
Selling, general and administrative expenses	44,545	41,322	171,197	166,650
Depreciation and amortization	15,375	14,117	60,280	55,691
Total costs and expenses	190,475	192,886	728,515	758,835
Income from operations	11,589	15,594	47,100	60,732
Interest and other expenses, net:
Interest expense, net	8,135	7,966	31,977	33,918
Loss on early extinguishment of debt	—	—	—	18,619
Other expense, net	9	—	194	—
Total interest and other expenses, net	8,144	7,966	32,171	52,537
Income before income taxes	3,445	7,628	14,929	8,195
Provision (benefit) for income taxes	(391)	3,353	4,435	2,604
Net income	$3,836	$4,275	$10,494	$5,591

Per share data:
Net income per share:
Basic	$0.10	$0.10	$0.27	$0.14
Diluted	$0.09	$0.10	$0.25	$0.13

Weighted average number of common shares outstanding:
Basic	39,827	41,619	38,656	41,111
Diluted	42,216	43,216	41,232	43,044

Adjusted EBITDA	$33,468	$35,361	$132,140	$140,745

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$9,751	$47,865
Accounts receivable, net	203,189	245,449
Prepaid expenses	13,805	16,809
Deferred tax assets	3,776	—
Other current assets	1,437	1,958
Total current assets	231,958	312,081

Property, equipment and leasehold improvements, net	15,726	20,145
Goodwill	495,679	508,297
Intangible assets, net	102,583	84,673
Long-term accounts receivable, less current portion	46,401	62,717
Deferred tax assets, noncurrent	29,682	50,405
Deferred financing costs, net	6,169	9,394
Other assets	1,946	3,969
Total assets	$930,144	$1,051,681
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57,033	$60,599
Accrued expenses	53,978	60,748
Accrued interest expense	10,667	6,245
Deferred revenue	6,402	3,684
Current portion of contingent earnout obligation	4,473	—
Current portion of working capital facilities	40,396	—
Other current liabilities	6,950	9,056
Total current liabilities	179,899	140,332
Senior unsecured notes payable	250,000	500,000
Senior secured revolving credit facility and working capital facilities, less current portion	143,853	35,243
Long-term contingent earnout obligation, less current portion	2,114	—
Deferred tax liability, noncurrent	—	3,333
Other long-term liabilities	9,403	12,738
Total liabilities	585,269	691,646
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000 shares; no shares issued and outstanding at December 31, 2014 and December 31, 2015	—	—
Common stock, $0.0001 par value; Authorized 250,000 shares; issued 41,276 and 42,983 shares at December 31, 2014 and December 31, 2015, respectively	4	4
Additional paid-in capital	403,945	446,409
Accumulated other comprehensive loss	(14,376)	(26,003)
Accumulated deficit	(36,210)	(30,619)
Treasury stock, at cost; Outstanding 905 and 1,705 shares at December 31, 2014 and December 31, 2015, respectively	(8,488)	(29,756)
Total stockholders’ equity	344,875	360,035
Total liabilities and stockholders’ equity	$930,144	$1,051,681

 EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the year ended December 31,
	2014	2015

Operating activities:
Net income	$10,494	$5,591
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,280	55,691
Amortization of deferred rent	(112)	577
Share-based compensation	20,024	22,289
Excess tax benefit related to share-based compensation	(9,287)	(2,591)
Provision for doubtful accounts	5,727	7,059
Amortization of deferred financing costs	2,317	1,793
Deferred income taxes	(19,546)	(7,027)
Loss on early extinguishment of debt	—	18,619
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(49,437)	(51,481)
Prepaid expenses and other current assets	(7,505)	(2,145)
Accounts payable and accrued expenses	31,642	10,623
Accrued interest expense	236	(4,422)
Deferred revenue and customer deposits	226	(2,069)
Other liabilities	140	(2,477)
Net cash provided by operating activities	45,199	50,030
Investing activities:
Cash paid for acquisitions, net	(187,402)	(75,235)
Purchases of building, equipment and leasehold improvements, net	(10,894)	(11,190)
Working capital and other settlements for acquisitions	(2,331)	(212)
Proceeds from foreign currency net investment hedges	4,006	7,698
Other	(1,542)	(1,499)
Net cash used in investing activities	(198,163)	(80,438)
Financing activities:
Borrowings under senior unsecured notes	—	500,000
Proceeds from the exercise of options and warrants	42,437	14,423
Excess tax benefit related to share-based compensation	9,287	2,591
Repayment of subordinated unsecured notes payable	(333)	—
Net borrowings (repayments) under working capital facilities	4,939	(3,362)
Payment of contingent earnout obligation	(4,362)	(5,064)
Payment of deferred financing costs	(263)	(9,035)
Payment for early redemption of debt	—	(14,618)
Purchases of stock for treasury	—	(21,268)
Net borrowings (repayments) under senior secured revolving credit facility	98,826	(143,852)
Repayment of senior unsecured notes	—	(250,000)
Other	(53)	—
Net cash provided by financing activities	150,478	69,815
Exchange rate impact on cash and cash equivalents	(592)	(1,293)
Net increase (decrease) in cash and cash equivalents	(3,078)	38,114
Cash and cash equivalents, beginning of year	12,829	9,751
Cash and cash equivalents, end of year	$9,751	$47,865

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2014	2015	2014	2015
Reconciliation to Adjusted EBITDA:
Net income	$3,836	$4,275	$10,494	$5,591
Share-based compensation expense (1)	5,364	4,195	20,024	22,289
Depreciation and amortization	15,375	14,117	60,280	55,691
Acquisition-related transaction costs	710	1,094	3,535	2,421
Other (income) expenses (2)	430	361	1,201	(388)
Interest and other expenses, net	8,144	7,966	32,171	52,537
Provision (benefit) for income taxes	(391)	3,353	4,435	2,604
Adjusted EBITDA	33,468	35,361	132,140	140,745

(1)

Share-based compensation expense of $421,000 and $239,000 is included in costs of revenues for the three months ended December 31, 2014 and 2015, respectively, and the remainder is included in SGA expenses. Share-based compensation expense of $2.0 million and $1.2 million is included in costs of revenues for the year ended December 31, 2014 and 2015, respectively, and the remainder is included in SGA expenses.

(2)

Other (income) expenses consist principally of integration related expenses, such as facility termination, severance, relocation costs and gains or losses on earnout settlements associated with our acquisition strategy.